Exhibit 99.1

American National Bankshares Announces the Additions of
Nathan Duggins and William Farrell to its Board of Directors

For more information, contact:

Jeffrey V. Haley	Carolyn B. Kiser
President & Chief Executive Officer	SVP, Director of Marketing & Community Affairs
American National Bankshares Inc.	American National Bank & Trust Company
haleyj@amnb.com	kiserc@amnb.com
434.773.2259	540.278.1703

FOR IMMEDIATE RELEASE:

DANVILLE, VA, October 19, 2022 – American National Bankshares Inc. announced the additions of J. Nathan Duggins III, Managing Partner of Tuggle Duggins in Greensboro, North Carolina and William J. Farrell II, President of Berglund Automotive Group in Roanoke, Virginia to the board of American National Bankshares Inc. (the “Company”). They were also appointed to the board of American National Bank and Trust Company, the Company’s wholly owned subsidiary bank.

Duggins is the Managing Partner of Tuggle Duggins and led in the commercial development of its new corporate offices in downtown Greensboro in 2020. Founded in 1974, Tuggle Duggins provides services to domestic and international clients from a wide assortment of industries in the areas of corporate law and finance, litigation and dispute resolution, employment, intellectual property, real estate, tax, estate planning, and wealth management.

As President of Berglund Automotive, Farrell currently oversees the daily operation of 12 dealerships representing more than 25 brands in Virginia. The family-owned automotive group is in its 44th year of business, employing over 600 people.

Charles H. Majors, Chairman of the Board of Directors remarked, “Nathan and William have both already demonstrated tremendous value and expertise with their involvement on our respective State Banking Boards. Their appointments to our boards are part of the bank’s strategic succession planning efforts.”

In addition to serving as a member of American National Bank & Trust Company’s North Carolina State Banking Board, Duggins is extremely active in the Greensboro community and beyond. He has served in many organizations in the region including but not limited to the Guilford Education Alliance, the Guilford Merchants Association (GMA) and GMA‘s philanthropic foundation. He’s also served as a member of the Greensboro Transportation Authority, the Wake Forest University Law School Board of Visitors, the University of North Carolina Greensboro Board of Trustees, and chair of the 2022 American Heart Ball. A Greensboro Native, Duggins graduated from the University of North Carolina at Chapel Hill and Wake Forest University School of Law. He and his wife live in Greensboro and have three children.

Duggins stated, "It is a privilege for me to join the board of American National. I know first hand that American National is a strong, innovative community bank. Its commitment to serving its local communities is evident and I look forward to applying my knowledge and perspective as it continues to evolve.”

A veteran of the automotive industry, Farrell brings a keen business acumen to American National. He has prior experience in the community banking space, as a past board member of HomeTown Bankshares, Inc. American National completed its acquisition of HomeTown Bankshares in April of 2019. Farrell has remained involved with American National since the acquisition, assisting with the transition and subsequently serving on its Virginia State Banking Board. He also is very involved in the Roanoke community, with board service at the Virginia Western Educational Foundation, Visit Virginia’s Blue Ridge (VBR) and the Virginia Automobile Dealers Association to name a few organizations. Farrell attended Radford University and he and his wife live in Roanoke and have two children.

“I have been supportive of American National since getting to know them as part of the HomeTown Bank transaction,” remarked Farrell. “I have remained impressed with the bank and the positive impact it has on our communities and I’m honored to be named to the board of such a reputable community bank,” continued Farrell.

Jeffrey V. Haley, President & Chief Executive Officer of American National added, “Not only do both of these appointments bring tremendous professional talent to our board, their involvement with their local communities – both of which are key markets for our bank – is highly desirable.”

About American National

American National is a multi-state bank holding company with total assets of approximately $3.0 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.1 billion of trust, investment and brokerage assets in its Wealth Division. Additional information about American National and American National Bank is available on American National's website at www.amnb.com.

#####

Nathan Duggins and William Farrell headshots attached.

Nathan Duggins

William Farrell